EXPENSE LIMITATION UNDERTAKING

                        ALLIANCE CAPITAL MANAGEMENT L.P.
                           1345 Avenue of the Americas
                            New York, New York 10105


                                                               December 15, 2004

ALLIANCEBERNSTEIN CAP FUND, INC.
1345 Avenue of The Americas
New York, New York 10105


Dear Sirs:

          Alliance Capital Management L.P. herewith undertakes that for the Expense Limitation Period, as defined below, we shall cause the aggregate operating expenses of every character incurred by your AllianceBernstein Small/Mid Cap Growth Portfolio (the "Portfolio") to be limited to 1.40%, 2.10%, 2.10% and 1.10% of your aggregate average daily net assets for Class A, Class B, Class C and Advisor Class shares of the Portfolio, respectively (the "Limitation"). To determine the amount of the Portfolio's expenses in excess of the Limitation, the amount of allowable fiscal-year-to-date expenses shall be computed daily by prorating the Limitation based on the number of days elapsed within the fiscal year of the Portfolio (the "Prorated Limitation"). The Prorated Limitation shall be compared to the expenses of the Portfolio recorded through the current day in order to produce the allowable expenses to be recorded and accrued for the Portfolio's current day (the "Allowable Expenses"). If the expenses of the Portfolio for the current day exceed the Allowable Expenses, we shall be responsible for such excess and will for the current day
(i) reduce our advisory fees and/or (ii) reimburse the Fund accordingly.

          For purposes of this Undertaking, the Expense Limitation Period shall mean the period commencing on the date hereof and terminating on December 15, 2005 or one year from the date the Portfolio commences a public offering of its shares or otherwise commences operation. The Expense Limitation Period and the Undertaking given hereunder will automatically be extended for additional one-year terms unless we provide you with at least 60 days' notice prior to the end of any Expense Limitation Period, of our determination not to extend this Undertaking beyond its then current term.

          We understand and intend that you will rely on this Undertaking in preparing and filing a Registration Statement for the Portfolio on Form N-1A with the Securities and Exchange Commission, in accruing the Portfolio's expenses for purposes of calculating its net asset value per share and for other purposes and expressly permit you to do so.

                                        Very truly yours,

                                        ALLIANCE CAPITAL MANAGEMENT L.P.

                                        By:    Alliance Capital Management
                                               Corporation, its general partner

                                        By: _____________________________




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